July 23, 2001

MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707

        Re: Registration Statement on Form S-3

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission ("SEC") on June 21, 2001 (Registration No. 333-63554, as amended) (the "Registration Statement") for the registration of up to 3,500,000 shares of your Common Stock, par value $0.01, and an over-allotment option granted to the underwriters of the offering for the purchase of up to 525,000 shares of your Common Stock (collectively, the "Shares"), under the Securities Act of 1933, as amended. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement.

    We have examined such documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

    Based on such examination, we are of the opinion that, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, and upon the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar of the Company's common stock, the Shares will be validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                      Respectfully submitted,
                      /s/ O'MELVENY & MYERS LLP